Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in the proxy statement/prospectus included in this Registration Statement on Form S-4 of First Bancorp (the “Company”), and all amendments, including post-effective amendments, thereto, or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (a “Registration Statement”), as a person who is named to become a director of the Company upon consummation of the merger, in accordance with the Agreement and Plan of Merger and Reorganization, dated as of June 21, 2022, by and between the Company and GrandSouth Bancorporation, and to the filing of this consent as an exhibit to any registration statement.

Date: September 7, 2022

By:	/s/ J. Randolph Potter
J. Randolph Potter